SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to Sec. 240.14a-12

DFA Investment Dimensions Group Inc.
Dimensional Investment Group Inc.
The DFA Investment Trust Company
Dimensional Emerging Markets Value Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary proxy materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

VIDEO FOR FINANCIAL ADVISORS REGARDING PROXY VOTING- SCRIPT OF DAVID BOOTH, CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER OF DIMENSIONAL FUNDS

I want to talk to you today because your clients are invested in the Dimensional Funds.

Many investors don’t realize that mutual funds are organized as corporations or trusts.

And like operating companies, the funds, from time to time, may need to hold a shareholder meeting to allow them to have their say on important matters.

The Dimensional Funds have an upcoming shareholder meeting and will be seeking proxy votes from its investors.

We have not had a shareholder meeting for our mutual funds since 2009.

We want our vote solicitation to be as hassle-free as possible for your clients, and avoid aggravating practices like calls during dinner time.

One way to make things easier for your clients is to have them authorize you, their financial advisor, to vote the proxy on their behalf.

As for the vote, approving the proposals will accomplish several important objectives.

Among other things, it will update the Dimensional Funds’ investment advisory agreements and re-elect the Boards of Directors of the Funds.

If you can vote on your clients’ behalf, please do so; if not, please ask your clients to vote.

By encouraging shareholders or their advisors to vote, we hope to minimize disruptions to your clients by eliminating the need for additional phone calls and mailings.

If you have any questions or concerns about any of this, please call us.

Thank you.
*********

A preliminary proxy statement has been filed with the U.S. Securities and Exchange Commission and is subject to completion or amendment.  Read the final proxy statement when it becomes available, as it contains important information.  We encourage you to access and review all of the information in the final proxy materials before voting. The final proxy statement and any other related documents can be obtained for free from the website of the U.S. Securities and Exchange Commission at www.sec.gov. You can also obtain copies by writing to the Dimensional funds at 6300 Bee Cave Road, Building One, Austin, TX 78746, Attention: Secretary; or by calling (512) 306-7400.

[Dimensional Letterhead]

February 17, 2015

Dear Financial Advisor,

I am writing to inform you of a proxy campaign that the Dimensional funds will be conducting in the near future, and to ask for your help.  On February 13, the Dimensional funds filed preliminary proxy statements with the SEC in connection with shareholder meetings that are scheduled to be held in May. We last held a complex-wide shareholder meeting for the Dimensional funds in 2009, and we encountered some shareholder concerns with the solicitation process that we are eager to avoid this time, if possible.

We know that some fund investors have authorized their financial advisor to vote, on the fund investor’s behalf, proxies solicited by funds in which their account may be invested.  In our experience, most clients advised by financial advisors prefer this approach.  If you would like to know more about arranging for this option, please see the Special Posting on RIA proxy voting matters available on our secure client site for US advisors or call your Regional Director for more information.

The preliminary proxy statements describe several important proposals that the shareholders of the Dimensional funds will be asked to vote on at the scheduled shareholder meetings, such as the election of directors/trustees, authorization of Dimensional to appoint and replace affiliated subadvisers upon receipt of appropriate exemptive relief, and revision of the funds’ investment advisory agreements.

The preliminary proxy statements are subject to SEC review for at least 10 days after filing.  Once any comments from the SEC are addressed, we would expect the Dimensional funds to file the definitive proxy statements shortly thereafter. Until the definitive proxy statements are filed, we are limited in our ability to discuss the proposals outside of what is described in the preliminary proxy statements.  However, we wanted you to hear about this development from us first.

You can expect to receive additional information from us on the proxy campaign once the definitive proxy statement is filed with the SEC, including information on how shareholders can vote. Thank you in advance for your assistance with this important project.

With best wishes,

/s/ David Booth

David Booth
Chairman and Co-Chief Executive Officer

A preliminary proxy statement has been filed with the U.S. Securities and Exchange Commission and is subject to completion or amendment.  Read the final proxy statement when it becomes available, as it contains important information.  We encourage you to access and review all of the information in the final proxy materials before voting. The final proxy statement and any other related documents can be obtained for free from the website of the U.S. Securities and Exchange Commission at www.sec.gov. You can also obtain copies by writing to the Dimensional funds at 6300 Bee Cave Road, Building One, Austin, TX 78746, Attention: Secretary; or by calling (512) 306-7400.